APPENDIX B

                         APPLEBEE'S INTERNATIONAL, INC.

                  1999 MANAGEMENT AND EXECUTIVE INCENTIVE PLAN

                                    PREAMBLE

         This Applebee's International, Inc. Management and Executive Incentive Plan (the "Plan") is an unfunded bonus and deferred compensation arrangement for a select group of management or highly compensated personnel, effective as of January 1, 1999.

                                    ARTICLE I

                                   DEFINITIONS

          "Base  Salary"  means  the  weighted   average  base  salary  for  the
Participant for the year in question as approved by the Committee.

          "Beneficiary" means the person or entity designated by a Participant on the most recently dated Beneficiary Designation Form signed by such Participant and delivered to the Committee.

          "Beneficiary Designation Form" means the form designated by the Committee from time to time as the document to be used by Participants to select a person or entity to receive any payments due such Participant in the event of such Participant's death prior to the date of such payment.

          "Board" means the Board of Directors of the Company.

          "Bonus" means each Participant's individual bonus for any specified period of time calculated pursuant to Section 2.02.

          "Bonus   Percentage"   means  the  percentage  of  Base  Salary  of  a
Participant used to determine a Bonus payment.

          "Change in Control" means an event constituting a Change in Control under the Equity Incentive Plan.

          "Committee" means the Committee that administers the Equity Incentive Plan.

          "Company" means Applebee's International, Inc., a Delaware corporation and its corporate successors.

          "Disability" means mental or physical disability (i) of at least six months which in the determination of a physician selected by the Company, prevents a Participant from engaging in the principal duties of his employment or (ii) has qualified the individual for coverage under the Company's long-term disability insurance.

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          "Employee in Good Standing" means a full-time  employee of the Company or a Subsidiary who:

                  (i) has not been on probation, received a written warning of performance or disciplinary deficiencies, or been suspended, at any time during the preceding 12 months; or

                  (ii) has not failed to perform adequately any duty or responsibility during the period in question.

          "Equity Incentive Plan" means the Applebee's International, Inc. 1995 Equity Incentive Plan, as amended from time to time.

          "Fiscal year" or "year" (unless otherwise specified) means the Fiscal year of the Company as now constituted or as it may be changed hereafter from time to time.

          "GAAP" means generally accepted accounting principles used in the United States.

          "Participant" means an employee of the Company, or of a Subsidiary, designated by the Committee for participation in the benefits of the Plan.

          "Plan" means this 1999 Management and Executive Incentive Plan as it may be amended from time to time.

         "Retirement" means retirement at or after attaining age 65.

          "Satisfactory Separation" means the termination of employment with the Company and its Subsidiaries in instances where:

                   (i) the termination results from the death, Disability or Retirement of the Participant; or

                   (ii) as otherwise determined by the Committee in its sole discretion.

         "Subsidiary" means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

          "Target" means the measurement of financial performance of the Company selected by the Committee to be used to determine the applicable Bonus Percentage.

          "Threshold Level" is the level of achievement of the Target at which Bonus Percentages begin and below which no Bonus is paid.

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                                   ARTICLE II

          DESIGNATION OF PARTICIPANTS AND CALCULATION OF BONUS AMOUNTS

Section 2.01 Committee Designations. The Committee shall determine for each Fiscal year:

         (a) The name, employee level, and Bonus Percentages of each Participant for such Fiscal year;

         (b)      The Target and Threshold Level for such Fiscal year; and

         (c) The percentage of the Bonus, if any, that will be payable at the discretion of the Chief Executive Officer based upon the achievement of departmental or individual goals or objectives and the individuals or employee levels to which such discretionary bonus percentage shall be applicable.

Section 2.02 Calculation of Bonus. Bonuses shall be calculated by multiplying the Participant's Base Salary times the applicable Bonus Percentage determined by reference to the achievement of the Target, all as determined with respect to the period in question.

Section 2.03 Payment of Bonus.

         (a) At the end of each Fiscal year, the Target and Bonus calculations shall be made on a full Fiscal year basis. Each Participant will then receive the amount of such Participant's Bonus calculated on a full Fiscal year basis and reflecting the application of the discretion of the Chief Executive Officer assigned by the Committee under Section 2.01(c), above, if any.

         (b) Bonuses will be paid as soon as practicable after the end of the year.

         (c) Upon a Participant's election in accordance with policies and procedures established by the Committee from time to time, up to fifty percent (50%) of the amount of such Participant's Bonus may be paid pursuant to the Equity Incentive Plan in Shares (as defined in the Equity Incentive Plan), as an Award of Restricted Stock under Section 7 of the Equity Incentive Plan in lieu of the payment of such percentage of such Bonus pursuant to this Plan. The restrictions are determined in the discretion of the Committee. The number of Shares payable to the Participant shall be subject to the maximum aggregate number of Shares permitted under Section 7 of the Equity Incentive Plan and shall be determined, in the discretion of the Committee as announced to Participants from time to time, by dividing the cash value of that part of the Bonus to be paid in Shares by a percentage (whether equal to, lesser or greater than 100 percent (100%)) of Fair Market Value (as defined in the Equity Incentive Plan) on the date such Bonus is payable to the Participant or pursuant to a formula based on the closing price, or a percentage of the closing price, of Shares on one or more days preceding such date.

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                                  ARTICLE III

                        QUALIFICATION; EMPLOYMENT STATUS

Section 3.01 Qualification. In order for a Participant to be qualified to receive a Bonus payment hereunder, the Participant must meet the following qualifications:

         (a) Be an Employee in Good Standing on the date the Bonus payment is to be paid; or

         (b) Have been an Employee in Good Standing as of the end of the fiscal year in question but have terminated employment with the Company through a Satisfactory Separation between the end of such fiscal year and the date the Bonus payment is to be paid for such fiscal year.

         (c) A Participant having terminated employment with the Company through a Satisfactory Separation shall be entitled only to receive the Bonus calculated through the end of the fiscal year at which the Participant was an Employee in Good Standing.

Section 3.02 Employment Status Changes. Unless specifically determined otherwise by the Committee:

         (a) In the event that a person first becomes an employee of the Company at an employment level eligible for participation in the Plan at any time other than the first day of a year, such person's bonus shall be prorated based on the weeks worked during the year; and

         (b) In the event a Participant changes from one employment level within the Plan to another employment level within or outside of the Plan, such change shall be deemed effective as of the first day of the first week beginning after the effective date of such change, and any Bonus for an employment level shall be prorated according to the number of weeks the Participant was employed in such employment level.

                                   ARTICLE IV

                          ADMINISTRATION; MISCELLANEOUS

Section 4.01 Books and Records: Expenses. The books and records to be maintained for the purpose of the Plan shall be maintained by the officers and employees of the Company at its expense and subject to the supervision and control of the Committee. All calculations and financial accounting matters relevant to this Plan shall, except as otherwise directed by the Committee, be determined in accordance with GAAP. All expenses of administering the Plan shall be paid by the Company from the general funds of the Company and shall not be charged against any Participant account.

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Section  4.02  Attachment.  To the  extent  permitted  by law,  the right of any
Participant or any Beneficiary in any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant or Beneficiary; and any such benefit or payment shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

Section 4.03 No Liability. No member of the Board or of the Committee and no officer or employee of the Company shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to his own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the Company.

Section 4.04 No Fiduciary Relationship. Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

Section 4.05 Beneficiaries. Each Participant shall have the right to designate Beneficiaries who are to succeed to his/her contingent right to receive payments hereunder in the event of his/her death. In case of a failure of designation or the death of a designated Beneficiary without a designated successor, payments shall be made to the Participant's estate. Beneficiaries may be changed without the consent of any prior Beneficiaries.

Section 4.06 Amendment. The Plan may be amended in whole or in part from time to time by the Board of Directors of the Company.

Section 4.07 Notice. Notice of every such amendment shall be given in writing to each Participant and Beneficiary.

Section 4.08 No Guarantee of Employment. Nothing contained in this Plan shall be deemed to give any Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discharge any Participant, for or without cause, at any time, regardless of the effect which such discharge shall have upon such individual as a Participant in the Plan.

Section 4.09 Governing Law. This Plan shall be construed in accordance with the laws of the State of Kansas.

Section 4.10 Interpretation of Plan. The Committee shall have sole and absolute discretion and authority to interpret all provisions of this Plan and to resolve all questions arising under this Plan; including, but not limited to, determining whether any person is eligible under this Plan, whether any person shall receive any payments pursuant to this Plan, and the amount of any payments to be made pursuant to this Plan. Any interpretation, resolution or determination of the Committee shall be final and binding upon all concerned and shall not be subject to review.

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Section  4.11  Rights  Non-transferable.  Any right to receive  payments  in the future pursuant to this Plan shall not be transferable by the Participant other than pursuant to a Beneficiary Designation Form.

Section 4.12 Change in Control. In the event there is a Change in Control, Bonuses shall be determined and paid hereunder for the Fiscal year in which such Change in Control occurs by calculating as nearly as practical the achievement of the Target as if the Change in Control had not occurred.

Section 4.13 Withholding. Prior to the delivery of any Shares or cash pursuant to this Plan, the Company shall have the power and the right to deduct or withhold or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state and local taxes (including the Participant's FICA obligation) required to be withheld with respect to such delivery.


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